Exhibit 5.1

601 Lexington Avenue
New York, New York  10022

(212) 446-4800

www.kirkland.com May 8, 2012	Facsimile: (212) 446-4900

ABB Ltd

Affolternstrasse 44

CH-8050 Zurich

Switzerland

ABB Finance (USA) Inc.

501 Merritt 7

Norwalk, Connecticut  06851

Ladies and Gentlemen:

We are acting as special counsel to ABB Finance (USA) Inc., a Delaware corporation (the “Company”) and ABB Ltd, a Swiss Corporation (the “Guarantor”), in connection with the preparation of the Registration Statement on Form F-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) on or about April 25, 2012 under the Securities Act of 1933, as amended (the “Securities Act”) and in connection with the issuance by the Company of $500,000,000 in aggregate principal amount of its 1.625% Notes due 2017, $1,250,000,000 in aggregate principal amount of its 2.875% Notes due 2022 and $750,000,000 in aggregate principal amount of its 4.375% Notes due 2042 (collectively, the “Notes”) which will be guaranteed by the Guarantor (the “Guarantee”).

The Notes have been issued pursuant to an Indenture, dated as of May 8, 2012 (the “Base Indenture” as supplemented by the supplemental indenture thereto, the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In connection with the issuance of the notes, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the

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ABB Ltd

ABB Finance (USA) Inc.

May 8, 2012

Company.  We have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Notes and the Guarantee have been duly executed by the Company (with respect to the Notes) and the Guarantor (with respect to the Guarantee) and (ii) assuming due authorization, execution and delivery by the Guarantor, the Notes and the Guarantee are binding obligations of the Company (with respect to the Notes) and the Guarantor (with respect to the Guarantee).

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the federal securities laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

ABB Ltd

ABB Finance (USA) Inc.

May 8, 2012

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 6-K, dated the date hereof.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States, laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP